Exhibit 10.1
MARATHON OIL CORPORATION
2012 INCENTIVE COMPENSATION PLAN

PERFORMANCE UNIT AWARD AGREEMENT
2014 - 2016 PERFORMANCE CYCLE

Section 16 Officer

1. Grant of Performance Units. Pursuant to this Award Agreement and the Marathon Oil Corporation 2012 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on February 25, 2014, [NUMBER] Performance Units, subject to the terms and conditions set forth in this Award Agreement and the Plan. The Participant has no legally binding right to any payment prior to the vesting of the Performance Units in accordance with the terms of this Award Agreement.

2. Relationship to the Plan and Definitions.

(a) This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as defined in this Award Agreement, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

(b) For purposes of this Award Agreement:

“Beginning Stock Price” means the average of the daily closing price of Common Stock for each trading day of December 2013, historically adjusted, if necessary, for any stock split, stock dividend, recapitalization, or similar corporate events that occur during the measurement period.

“Change in Control,” unless otherwise defined by the Committee, means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i) any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below);

(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of Directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation's assets.

Notwithstanding any other provision to the contrary, in no event shall the transfer of ownership interests in the Corporation in and of itself constitute a Change in Control under this Award Agreement.

“Cumulative Dividends” means the sum of all cash dividends paid on a share of Common Stock during the Performance Cycle.

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status.

“End Stock Price” means the average of the daily closing price of Common Stock for each trading day of December 2016, historically adjusted, if necessary, for any stock split, stock dividend, recapitalization, or similar corporate events that occur during the measurement period.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit and Finance Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Payout Value” means, except as provided in Paragraph 6 or Paragraph 8 of this Award Agreement, for each Performance Unit the Fair Market Value of a share of Common Stock on December 31, 2016.

“Peer Group” means the following group of eleven companies (in addition to the Corporation): Anadarko Petroleum Corp., Apache Corp., Chesapeake Energy Corp., Devon Energy Corp., Encana Corp., EOG Resources Inc., Hess Corp., Murphy Oil Corp., Noble Energy Inc., Occidental Petroleum Corp., and Talisman Energy. If, at the end of the Performance Cycle, one or more than one of the corporations in the Peer Group either ceases to exist or is no longer a company for which TSR can be calculated from publicly available information, then one or more of ConocoPhillips, Pioneer Natural Resources Company and Southwestern Energy Company shall be substituted as members of the Peer Group, in the order in which they are here listed, to ensure that the Peer Group consists of eleven companies (in addition to the Corporation).

“Performance Cycle” means the period from January 1, 2014 to December 31, 2016.

“Performance Unit” means an unfunded and unsecured right to receive a cash payment determined in accordance with the terms of this Award Agreement and the Plan.

“Retirement” means (i) for an Employee participating in the Retirement Plan, termination on or after the time at which the Employee is eligible for retirement under the Retirement Plan, or (ii) for an Employee not participating in the Retirement Plan, (a) for an Employee with ten or more years of Employment, termination on or after the Employee's 50th birthday or (b) termination on or after the Employee's 65th birthday.

“Retirement Plan” means the Retirement Plan of Marathon Oil Company, or a successor plan to such plan, as applicable.

“Total Shareholder Return” or “TSR” means the number derived using the following formula:

(End Stock Price - Beginning Stock Price) + Cumulative Dividends
Beginning Stock Price.

“TSR Percentile Ranking” means the relative ranking of the Corporation's Total Shareholder Return for the Performance Cycle as compared to the Total Shareholder Return of the Peer Group companies during the Performance Cycle, expressed as a percentile ranking.

“Vesting Percentage” means the percentage (between 0% and 200%) determined by the Committee in accordance with the procedures set forth in Paragraph 3, which shall be used to determine the value of each Performance Unit.

3. Determination of Number of Performance Units Eligible for Vesting.

(a) The Committee shall determine the number of Performance Units eligible for vesting by multiplying (i) the number of Performance Units granted under Paragraph 1 of this Award Agreement and (ii) the Vesting Percentage.

(b) Except as provided in Paragraphs 6 and 8 of this Award Agreement, the Vesting Percentage will depend upon the Corporation's TSR Percentile Ranking. At its first regularly scheduled meeting following the close of the Performance Cycle, the Committee shall determine the TSR Percentile Ranking and the Vesting Percentage as follows based on the TSR of the Corporation relative to the TSR of the other corporations in the Peer Group:

TSR Ranking of	TSR Percentile	Vesting
Corporation	Ranking	Percentage
1st	100%	200%
2nd	90.9%	182%
3rd	81.8%	164%
4th	72.7%	145%
5th	63.6%	127%
6th	54.5%	109%
7th	45.4%	91%
8th	36.3%	73%
9th	27.2%	54%
10th	18.1%	-%
11th	9%	-%
12th	-%	-%

(c) Notwithstanding anything herein to the contrary, if the TSR calculated for the Performance Cycle is negative, then the Vesting Percentage shall not exceed 100%.

(d) Notwithstanding anything herein to the contrary, the Committee has sole and absolute authority and discretion to reduce the Vesting Percentage, including to 0%, as it may deem appropriate.

4. Vesting of Performance Units. Unless the Participant's right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 5, 6, or 8 or is vested in accordance with Paragraph 7, the Committee shall certify in writing on the date of its first regularly scheduled meeting following the end of the Performance Period whether and to what extent the performance goal described in Paragraph 3 has been achieved and shall determine the Vesting Percentage and number of Performance Units that vest. Following the Committee's certification, the Participant shall vest in and be entitled to receive a cash payment equal to the product of (a) the number of vested Performance Units, multiplied by (b) the Payout Value. Such cash payment shall be made as soon as administratively feasible following the Committee's certification and, in any event, on or before March 15, 2017. If, in accordance with the Committee's determination under Paragraph 3, the Vesting Percentage is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units and the making of the related cash payment (including, if applicable, a payment for Dividend Equivalents, as provided in Paragraph 9), if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full.

5. Termination of Employment Other than due to Retirement. If Participant's Employment is terminated prior to the close of the Performance Cycle for any reason other than death or Retirement, the Participant's right to the Performance Units shall be forfeited in its entirety as of such termination, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated.

6. Vesting Upon Termination of Employment due to Death. If Participant's Employment is terminated by reason of death prior to the close of the Performance Cycle, the Participant's right to receive the Performance Units shall vest in full as of the date of death, the Vesting Percentage shall be 100%, and the Payout Value for each Performance Unit shall be the Fair Market of a share of Common Stock on the date of the Participant's death. A cash payment equal to the vested value of the Performance Units shall be made to the Participant's estate on the first day of the third month following the death of the Participant. Such vesting and the making of the related cash payment (including, if applicable, a payment for Dividend Equivalents, as provided in Paragraph 9) shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

7. Vesting Upon Termination of Employment due to Retirement. In the event of the Retirement of the Participant on or after completion of half of the Performance Cycle, the Participant may vest, at the discretion of the Committee, in a number of Performance Units equal to or less than the product of (a) the percentage equal to the days of Participant's Employment during the Performance Cycle divided by the total days in the Performance Cycle, (b) the number of Performance Units granted under this Award Agreement, and (c) the Vesting Percentage, as determined by the Committee under Paragraph 3. Following the Committee's determination under this Paragraph 7, the Participant shall be entitled to receive a cash payment equal to the product of (x) the number of vested Performance Units, multiplied by (y) the Payout Value. Such cash payment shall be made as soon as administratively feasible following the Committee's vesting determination under this Paragraph 7 and, in any event, on or before March 15, 2017. If, in accordance with the Committee's determination, the Vesting Percentage is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units and the making of the related cash payment (including, if applicable, a payment for Dividend Equivalents, as provided in Paragraph 9), if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full.

8. Vesting Upon a Change of Control. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control prior to the end of the Performance Cycle, the Participant's right to receive the Performance Units, unless previously forfeited pursuant to Paragraph 5 or vested pursuant to Paragraph 6, shall vest in full, the Vesting Percentage shall be 100%, and the Payout Value for each Performance Unit shall be the Fair Market Value of a share of Common Stock on the effective date of the Change in Control. A cash payment equal to the vested value of the Performance Units shall be made on the first day of the third month following the Change in Control; provided, however that if such Change in Control fails to qualify as a “change in control event” within the meaning of Treas. Regs. section 1.409A-3(i)(5), then the cash payment will be made during the first week of January 2017. Such vesting and the making of the related cash payment shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

9. Dividend Equivalents. With respect to each of the Performance Units granted under Paragraph 1, the Participant shall be credited with Dividend Equivalents equal to the amount per share of Common Stock of any ordinary cash dividends declared by the Board with record dates during the period beginning on the first day of the Performance Cycle and ending on the earliest to occur of: (a) the last day of the Performance Cycle, (b) the effective date of a Change in Control and (c) the date on which the Performance Units otherwise vest or are forfeited in accordance with Paragraphs 5, 6 or 7. The

Corporation shall pay in cash to the Participant an amount equal to (x) the sum of the aggregate amounts of such Dividend Equivalents credited to the Participant, if any, multiplied by (y) the Vesting Percentage that is applicable to the related Performance Units, with such amount to be paid as and when any cash payment with respect to the related Performance Units is paid. Any Dividend Equivalents shall be forfeited as and when the related Performance Units are forfeited in accordance with the terms of the Award Agreement.

10. Repayment or Forfeiture Resulting from Forfeiture Event.

(a) If there is a Forfeiture Event either while the Participant is employed or within two years after termination of the Participant's Employment, then the Committee may, but is not obligated to, cause some or all of the Participant's outstanding Performance Units to be forfeited by the Participant.

(b) If there is a Forfeiture Event either while the Participant is employed or within two years after termination of the Participant's Employment and a payment has previously been made in settlement of Performance Units granted under this Award Agreement, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

(c) This Paragraph 10 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 10 shall not apply to the Participant following the effective time of a Change in Control.

11. Taxes. Pursuant to Section 10 of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the cash otherwise payable to the Participant, or from other compensation payable to the Participant, at the time of the vesting and delivery of such cash payment.

12. No Stockholder Rights. The Participant shall in no way be entitled to any of the rights of a stockholder of the Corporation as a result of this Award Agreement. Specifically, the Performance Units do not have voting rights.

13. Nonassignability. Upon the Participant's death, the Performance Units may be transferred by will or by the laws governing the descent and distribution of the Participant's estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Performance Units shall have no effect.

14. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

15. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation,

provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant under this Award Agreement.

Marathon Oil Corporation

By:
Authorized Officer